Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Kayne Anderson Energy Infrastructure Fund, Inc. of our reports dated January 26, 2023, and January 28, 2022, relating to the financial statements and financial highlights, which appear in Kayne Anderson NextGen Energy & Infrastructure, Inc. and Kayne Anderson Energy Infrastructure Fund, Inc.’s Annual Reports on Form N-CSR for the years ended November 30, 2022, and 2021. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm”, “Financial Highlights – KYN/Acquirer”, “Financial Highlights- KMF/Target” and "Agreement and Plan of Merger" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

April 28, 2023